Exhibit 99.1

PCT Ltd. (PCTL) Received $400,000 in Financing for Expansion of Annihilyzer® Infection Control Systems and Other Products Amidst Increased COVID-19 Case Reports

LITTLE RIVER, S.C.—October 20, 2020 (BUSINESS WIRE)-- PCT LTD (OTC Pink: PCTL) today announced that it has received $400,000 in funding from California based RB Capital Partners, Inc. (“RB Capital”). RB Capital has provided funding to the Company in the form of two 12-month premium-to-market convertible notes. The notes accrue interest at 5% per annum, are convertible at a rate of $0.20 per share and do not include any ratchet clauses or warrant coverage. The entire $400,000 investment has been received by the Company as of October 16, 2020.

The proceeds will be used for further development, increased production, and distribution of a suite of technologies and products aimed at the prevention and treatment of infectious disease including but not limited to the coronavirus. The Company’s patented systems and safe fluid products are providing hospitals and the healthcare industry at large with cutting edge disinfecting and decontaminating solutions that combat microbial infection.

PCT Ltd. CEO, Gary Grieco, stated, “We are incredibly pleased to announce our funding partnership with RB Capital. They are the long-term funding partner we have been looking for which will enable us to execute on both our short- and long-term goals.” Grieco further comments, “Now we are able to get ahead of the orders we’re receiving by purchasing the necessary inventory to serve our distributors, their customers and our U.K. partners, building our equipment inventory to more quickly meet demand.”

About PCT Ltd:

PCT LTD ("PCTL") focuses its business on acquiring, developing and providing sustainable, environmentally safe disinfecting, cleaning and tracking technologies. The company acquires and holds rights to innovative products and technologies, which are commercialized through its wholly-owned operating subsidiary, Paradigm Convergence Technologies Corporation (PCT Corp). Currently trading on OTC:PINK, "PCTL" is actively engaged in applying for listing its common stock to the OTC QB market. The Company established entry into its target markets with commercially viable products in the United States and now continues to gain market share in the U.S. and U.K.

ADDITIONAL NEWS AND CORPORATE UPDATES:

PCTL would like to warn its stockholders and potential investors that material corporate information regarding sales, areas of business and other corporate updates will only be made through press releases or filings with the SEC. PCTL does not utilize social media, chatrooms or other online sources to disclose material information.  The public should only rely on official press releases and corporate filings for accurate and up to date information regarding PCTL.

Forward-Looking Statements:

This press release contains "forward-looking statements" as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: the ability of PCTL to fulfill orders to the United Kingdom; PCTL's continued  installation of equipment; subsequent installations of PCTL's Annihilyzer Infection Control Systems and other larger-volume equipment; PCTL's ability to raise sufficient funds to satisfy its working capital requirements; the ability of PCTL to execute its business plan; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements PCTL makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. PCTL undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Gary Grieco, CEO and Chairman, PCT LTD
+1(843) 390-7900 Office
www.para-con.com
www.pctcorphealth.com
www.survivalyte.com

Rich Inza, Investor Relations (RMJ Consulting, LLC)
+1(843) 491-4611
IR@para-con.com